Exhibit 99.1

PRIVILEGED & CONFIDENTIAL

Virtu Financial Announces Michael T. Viola to Succeed Robert Greifeld as Chairman

NEW YORK, Apr. 21, 2023 (GLOBE NEWSWIRE) -- Virtu Financial, Inc. (NASDAQ: VIRT), a leading provider of financial services and products that leverages cutting-edge technology to deliver innovative, transparent trading solutions to clients and liquidity to the global markets, has announced that Mr. Michael T. Viola has been appointed to succeed Mr. Robert Greifeld, Chairman, who has resigned from Virtu Board of Directors in order to focus on other endeavors, including the launch of Cornerstone FTM, a financial technology focused investment fund, as well as board and leadership roles with other financial and philanthropic organizations.

Michael T. Viola has served on Virtu’s Board of Directors since 2016 and as chair of its Nominating and Corporate Governance Committee since 2019.  Mr. Greifeld joined Virtu’s Board of Directors in July 2017 as Chairman, concurrent with Virtu closing its acquisition of KCG Holdings, Inc.

“Bob’s tenure as Chairman included a period of significant growth for Virtu, including our acquisitions of KCG Holdings and ITG, Inc.  His leadership has been critical, and we wish him well in his new venture,” said Douglas Cifu, Chief Executive Officer and Co-Founder of Virtu Financial.  Mr. Cifu continued, “I look forward to Michael assuming the role of Chairman and continuing to build on our successes as a company.”

“Having Bob as Chairman during this period of time at Virtu has been enormously beneficial to the Board and Management team of Virtu.  Michael has my complete confidence and I look forward to him assuming the role of Chairman,” said Vincent J. Viola, Chairman Emeritus and Founder of Virtu.

“It has been a distinct pleasure to have worked with the Board and Management team over the past six years. I have always been an admirer of Vinnie, Doug, and Michael and I leave with lifelong friends, and I am incredibly optimistic about the future of Virtu,” said Robert Greifeld. Mr. Greifeld continued, “I will continue to serve as Chairman of USATF Foundation, the Cornerstone entities and Run Gum and as a board member of Financeware LLC, Capital ROCK LLC, and Runway Growth Finance.”

Michael Viola became a member of Virtu’s Board of Directors in April 2016. He previously served Virtu in a variety of roles since 2011, most recently as a senior trader focused on foreign exchange products and global commodities. Since 2016, Mr. Viola has also served as the President of the Viola family’s private investment office, located in New York City. In addition, Mr. Viola is a member of the Board of Directors of Independent Bank Group, Inc. (NASDAQ:IBTX), multiple private companies, and the Viola Foundation.

About Virtu Financial, Inc.

Virtu is a leading provider of financial services and products that leverages cutting-edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to its clients. Leveraging its global market making expertise and infrastructure, Virtu provides a robust product suite including offerings in execution, liquidity sourcing, analytics and broker-neutral, multi-dealer platforms in workflow technology. Virtu’s product offerings allow clients to trade on hundreds of venues across 50+ countries and in multiple asset classes, including global equities, ETFs, foreign exchange, futures, fixed income, cryptocurrency and myriad other commodities. In addition, Virtu’s integrated, multi-asset analytics platform provides a range of pre-, intra- and post-trade services, data products and compliance tools that clients rely upon to invest, trade and manage risk across global markets.

Contact:

Investor Relations

Andrew Smith

investor_relations@virtu.com